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                                                                     Exhibit 99a




Contacts:

     Michael N. Kilpatric                         Suzanne C. Shenk
     Director, Communications                     Manager, Investor Relations
     610-993-3662                                 610-993-3526


                          Alco Standard Changes Name
                     To IKON Office Solutions and Declares
                              Quarterly Dividend


New York, January 23, 1997--At their annual meeting today, shareholders of Alco Standard Corporation (NYSE:ASN) voted to change the name of the company to IKON Office Solutions Inc., the name previously held by its sole operating unit. On January 27, 1997, the company will begin trading under its new name on the New York Stock Exchange using the ticker symbol "IKN."

     "Changing our name to IKON Office Solutions reflects our commitment to build and expand the office technology business," said John E. Stuart, chairman and chief executive officer of Alco and now IKON. "We will continue to grow shareholder value by helping customers win in their marketplaces using IKON's broad range of office solutions, from copier systems and business document services to integrated computer networking and electronic imaging services."

     At the annual meeting the shareholders also reelected the company's seven-member board of directors.

                                -more-
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     In addition, the IKON board of directors approved the regular quarterly cash dividend of $.04 per common share. The dividend is payable March 10, 1997, to shareholders of record February 24, 1997. Regular dividends to holders of depository shares of Series BB serial preferred stock of record March 13, 1997, will be paid April 1, 1997, at $1.26 per share.

     With revenues of more than $4 billion, IKON Office Solutions is one of the world's leading office technology companies with operations in the U.S., Canada, Mexico, the United Kingdom, Germany, France and Denmark. With 35,000 employees, the company expects revenues to reach $10 billion in the year 2000.

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